Exhibit 99

VIACOM REPORTS FULL-YEAR AND FOURTH QUARTER 2007 RESULTS

•	Full-Year Revenues Increased 18% to $13.42 Billion with Filmed Entertainment Up 28% and Media Networks Up 12%

•	Reported 2007 Net Earnings were $1.84 Billion with Diluted EPS of $2.72

•	Adjusted Diluted EPS from Continuing Operations Rose 14% to $2.36 for the Full Year and 29% to $0.84 for the Fourth Quarter

New York, New York, February 28, 2008 — Viacom Inc. (NYSE: VIA and VIA.B) today reported financial results for the full year and the fourth quarter ended December 31, 2007.

2007 Results

	Quarter Ended December 31,		B/(W)	Year Ended December 31,		B/(W)
(in millions, except per share amounts)	2007	2006	2007 vs. 2006	2007	2006	2007 vs. 2006
Revenues	$4,248.3	$3,566.3	19%	$13,423.1	$11,361.1	18%
Operating income	977.7	827.3	18%	2,935.7	2,766.6	6%
Net earnings from continuing operations	545.3	479.1	14%	1,630.2	1,566.8	4%
Diluted EPS from continuing operations	$0.83	0.69	20%	$2.41	2.19	10%
Discontinued operations, net of tax	14.2	1.7	N/M	207.9	25.3	N/M
Net earnings	559.5	480.8	16%	1,838.1	1,592.1	15%
Diluted EPS	$0.86	$0.69	25%	$2.72	$2.22	23%

N/M = Not Meaningful

For the full year 2007, revenues increased 18% to $13.42 billion driven by double-digit growth in both the Media Networks and Filmed Entertainment segments. Operating income rose 6% to $2.94 billion reflecting higher expenses in both Media Networks and Filmed Entertainment. Reported net earnings grew 15% to $1.84 billion, or diluted net earnings per share (EPS) of $2.72, a 23% increase year-over-year, including gains from discontinued operations. Adjusted diluted EPS from continuing operations increased 14% to $2.36 versus $2.07 in 2006. Adjustments for the full-year and fourth quarter 2007 and 2006 results are detailed in the Supplemental Disclosures table at the end of this release.

For the fourth quarter of 2007, revenues increased 19% to $4.25 billion, with Media Networks up 18% and Filmed Entertainment up 19%. Operating income grew to $978 million, an 18% increase. Reported net earnings and diluted net EPS for the quarter increased 16% and 25%, respectively, compared with the fourth quarter of 2006. Adjusted diluted EPS from continuing operations increased 29% to $0.84 versus $0.65 in 2006.

Sumner M. Redstone, Executive Chairman of Viacom, said, “The progress we achieved this past year across the Company has been tremendous. In his first full year as CEO, Philippe Dauman has solidified Viacom’s standing as the leading entertainment content company in the world, reaffirmed our creative leadership and successfully extended the reach of our powerful brands into new digital markets and new business ventures. I am confident that he and his team will continue to build on this momentum, optimizing our assets and delivering greater shareholder value.”

“Creative innovation and strong execution were keys to our success in 2007, for which I give a lot of credit to our Chief Administrative and Financial Officer Tom Dooley as well as our talented operational leaders, Brad Grey, Debra Lee and Judy McGrath,” said Philippe Dauman, President and Chief Executive Officer of Viacom. “Across our Media Networks business, we made substantive changes domestically and internationally to enhance our operations, from programming development and advertising to digital initiatives and new branded business ventures. Our investments in original programming paid off, driving ratings gains and putting us in a strong position to continue to grow advertising revenues. By increasing our capability and reach in the digital arena, we comfortably surpassed our goal of generating $500 million in digital revenues for the year. Today, our digital operations have reached a critical mass with more than 300 online properties, the Flux social networking platform, a thriving online casual gaming business and prominent mobile presence. The fourth quarter launch of our console game Rock Band was an unqualified success, setting the foundation for another valuable franchise.

“A strong slate of films propelled Paramount to the number one marketshare position in 2007 with the DreamWorks/Paramount blockbuster Transformers leading the charge. We have made substantial progress in repositioning the studio creatively, focusing on our brands and franchises. That work will continue as we look forward to a promising slate in 2008.”

Revenues

Revenues	Quarter Ended December 31,		B/(W)	Year Ended December 31,		B/(W)
(in millions)	2007	2006	2007 vs. 2006	2007	2006	2007 vs. 2006
Media Networks	$2,447.2	$2,080.2	18%	$8,101.4	$7,240.9	12%
Filmed Entertainment	1,836.0	1,548.3	19%	5,475.6	4,273.8	28%
Eliminations	(34.9)	(62.2)	N/M	(153.9)	(153.6)	—

Total revenues	$4,248.3	$3,566.3	19%	$13,423.1	$11,361.1	18%

N/M = Not Meaningful

Full Year 2007 revenues of $13.42 billion grew 18% versus revenue of $11.36 billion in 2006. Media Networks revenues rose 12% to $8.10 billion, with net acquisitions (defined as acquisitions net of dispositions impacting the comparability of our results) contributing $91.5 million in incremental revenues. The net acquisition total represents amounts included in reported results for which the acquired or disposed entity was not consolidated in the comparable period. Worldwide advertising revenues increased 8% to $4.69 billion and worldwide affiliate fees grew 14% to $2.34 billion. Media Networks’ worldwide ancillary revenues rose 27% to $1.07 billion, principally driven by sales of the Rock Band video game, released in the fourth quarter of 2007, and royalties earned on other video games, including the Guitar Hero series. Filmed Entertainment revenues were up 28% to $5.48 billion from 2006 paced primarily by a 69% increase in theatrical revenues to $1.47 billion. Home entertainment revenues rose 18% to $2.49 billion and television license fees grew 15% to $1.29 billion. Higher theatrical revenues reflected seven additional theatrical releases in 2007 versus the prior year and a more favorable mix of films, led by Transformers and the distribution of Shrek the Third and Bee Movie. The increase in home entertainment revenues principally reflected the performance of Transformers and Shrek the Third, as well as a year-over-year increase in titles released. The increase in television license fees resulted from the timing and mix of products available.

Fourth Quarter 2007 revenues of $4.25 billion grew 19% from $3.57 billion in 2006. Media Networks revenues rose 18% to $2.45 billion. Ancillary revenues jumped 72% to $460 million reflecting sales of Rock Band and royalties on other video games, including the Guitar Hero series. Worldwide advertising revenues increased 9% to $1.39 billion and affiliate fees grew 11% to $598 million. Filmed Entertainment revenues were up 19% to $1.84 billion, driven by a 12% increase in home entertainment revenues to $1.08 billion, a 23% increase in television license fees to $403 million and a 30% increase in theatrical revenues to $273 million. The increase in home entertainment revenues principally reflects the performance of Transformers and Shrek the Third. The increase in television license fees reflects the product mix and timing of availabilities. Higher theatrical revenues in the fourth quarter of 2007 were led by the distribution of Bee Movie.

Operating Income

Operating Income	Quarter Ended December 31,		B/(W)	Year Ended December 31		B/(W)
(in millions)	2007	2006	2007 vs. 2006	2007	2006	2007 vs. 2006
Media Networks	$915.5	$795.2	15%	$3,047.9	$2,904.3	5%
Filmed Entertainment	117.9	84.0	40%	103.5	131.9	(22)%
Corporate	(58.4)	(53.9)	(8)%	(219.7)	(269.9)	19%
Eliminations	2.7	2.0	N/M	4.0	0.3	N/M

Total operating income	$977.7	$827.3	18%	$2,935.7	$2,766.6	6%

N/M = Not Meaningful

Full Year 2007 operating income increased 6% to $2.94 billion over $2.77 billion in 2006. Media Networks operating income grew 5%, or $144 million, as higher revenues were partially offset by a 17% increase in expenses, principally compensation-related costs, including incremental restructuring charges of $63 million, programming costs and costs associated with Rock Band. Filmed Entertainment operating income decreased 22%, or $28 million, because of higher distribution-related costs, principally print and advertising, and higher feature film amortization related to a greater number of films released during the year as well as costs associated with new business initiatives. The increase in Filmed Entertainment expenses was partially offset by higher revenues on certain 2007 releases, in particular Transformers and Shrek the Third, and revenues from prior-year releases. Corporate expenses declined $50 million compared with 2006, which included a net compensation charge of $73 million.

Fourth Quarter 2007 operating income increased 18% to $978 million versus $827 million in fourth quarter 2006. Media Networks operating income grew 15%, or $120 million, as higher revenues were partially offset by a 19% increase in expenses, including costs associated with Rock Band as well as higher compensation-related costs. Filmed Entertainment operating income grew 40%, or $34 million, in the quarter. Higher revenues were partially offset by increased film amortization and higher theatrical and home entertainment distribution-related costs. Corporate expenses increased $5 million reflecting higher incentive compensation.

Full Year 2007 net earnings from continuing operations increased $63 million to $1.63 billion over $1.57 billion in 2006, an increase of 4%. Income tax expense increased due to higher earnings before taxes as well as lower year-over-year discrete tax benefits. The Company’s reported effective tax rate was 36.0% in 2007 compared with 31.9% in 2006, principally reflecting the impact of discrete tax benefits of $15 million, or 0.6 percentage points in 2007, versus $142 million, or 6.1 percentage points in 2006.

Full Year 2007 reported diluted net EPS were $2.72 compared with $2.22 in 2006. Earnings from discontinued operations for the full year were $0.31, principally reflecting a gain from the sale of Famous Music LLC. Full year 2007 diluted net EPS from continuing operations increased 10% to $2.41, compared with $2.19 in 2006. The 2007 EPS results include a net $0.05 benefit from the after-tax impact of the sale of MTV Networks’ investment in Russia and discrete tax credits, which more than offset Media Networks restructuring charges and an impairment charge related to Amp’d Mobile. Full year 2006 results included a net $0.12 benefit due to the impact of the discrete tax benefits, which more than offset after-tax net compensation charges and Media Networks international restructuring charges. Excluding these items, adjusted diluted net EPS from continuing operations for full year 2007 were $2.36 versus $2.07 in 2006. Diluted weighted average shares outstanding for the full year 2007 were 675.6 million compared with 716.2 million in 2006 reflecting stock repurchases.

Fourth Quarter 2007 net earnings from continuing operations increased $66 million, or 14%, to $545 million. Income tax expense increased due to higher earnings before taxes and lower year-over-year discrete tax benefits.

Fourth Quarter 2007 reported diluted net EPS were $0.86 compared with $0.69 in 2006. The 2007 results include $0.03 in EPS from discontinued operations. Fourth quarter 2007 diluted net EPS from continuing operations increased 20% to $0.83, compared with $0.69 in the fourth quarter of 2006 The fourth quarter 2007 results include a $0.01 EPS impact from the Media Networks restructuring charges in 2007. The fourth quarter 2006 results include a net $0.04 benefit from discrete tax benefits which more than offset the after-tax net compensation charges and Media Networks international restructuring charges. Excluding these items, adjusted diluted net EPS for the fourth quarter 2007 were $0.84 versus $0.65 in 2006. Weighted average shares outstanding in the fourth quarter of 2007 were 653.3 million compared with 697.9 million in the fourth quarter of 2006 reflecting stock repurchases.

Business Outlook

For the three-year period from 2008 through 2010, Viacom expects to deliver low, double-digit annual growth in diluted net earnings per share from continuing operations. This outlook is based on adjusted diluted net earnings per share from continuing operations of $2.36 in 2007.

Stock Repurchase Program

For the quarter ended December 31, 2007, 14.2 million shares were repurchased for an aggregate purchase price of $591 million. For the full year ended December 31, 2007, 52.5 million shares were repurchased for an aggregate purchase price of $2.16 billion. Through February 27, 2008, the Company has acquired an additional 6.2 million shares at a weighted average price per share of $39.70 and aggregate purchase price of $247 million. The Company has $2.3 billion remaining in its existing $4 billion share repurchase program.

Debt

At December 31, 2007, total debt outstanding, including capital leases, increased to $8.25 billion, compared with $7.65 billion at December 31, 2006.

About Viacom

Viacom, consisting of BET Networks, MTV Networks and Paramount Pictures, is the world’s leading entertainment content company. It engages audiences on television, motion picture and digital platforms through many of the world’s best known entertainment brands, including MTV, VH1, CMT, Logo, Harmonix, Nickelodeon, Noggin, Nick at Nite, AddictingGames, Neopets, COMEDY CENTRAL, Spike TV, TV Land, AtomFilms, Gametrailers, BET, Paramount Pictures, DreamWorks Pictures and Paramount Vantage. Viacom’s global reach includes approximately 150 channels and 300 online properties in 160 countries and territories.

For more information about Viacom and its businesses, visit www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements, including Business Outlook, which are not statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events. Forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Similarly, statements that describe the Company’s objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: advertising market conditions and developments in the Company’s markets worldwide and, in particular, for advertisements targeting demographics served by the Company’s program services and other content outlets; the public acceptance of and ratings for the Company’s movies, programs, digital services and other content, along with the level of viewership of advertisements on these platforms; competition for advertising dollars from online and wireless-based services, content providers and distributors, and various intermediaries; technological developments and their effect in the Company’s markets and on consumer behavior; fluctuations in our results due to the timing, mix and availability of our programming, motion pictures and other content; changes in the Federal communications laws and regulations applicable to cable operations, including the possibility of mandatory à la carte programming or limitation on the packaging of program services; the impact of piracy on the Company’s programming and films; the impact of increased scale in parties involved in the distribution and aggregation of the Company’s products and program services to consumers and advertisers; the impact of union activity, including possible work stoppages or our inability to negotiate favorable terms for contract renewals; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission, including but not limited to the Company’s 2007 Annual Report on Form 10-K and Reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and, under Section 27A of the Securities Act and Section 21E of the Exchange Act, the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts

Press:	Investors:

Carl Folta	James Bombassei
Executive Vice President, Corporate Communications	Senior Vice President, Investor Relations
(212) 258-6352	(212) 258-6377
carl.folta@viacom.com	james.bombassei@viacom.com

Kelly McAndrew	Pamela Yi
Vice President, Corporate Communications	Director, Investor Relations
(212) 846-7455 kelly.mcandrew@viacom.com	(212) 846-7581 pamela.yi@viacom.com

VIACOM INC.

CONSOLIDATED STATEMENTS OF EARNINGS

	Quarter Ended December 31,		Year Ended December 31,
(in millions, except earnings per share amounts)	2007	2006	2007	2006
Revenues	$4,248.3	$3,566.3	$13,423.1	$11,361.1
Expenses:
Operating	2,432.7	1,989.2	7,430.7	5,963.2
Selling, general and administrative	742.2	647.1	2,664.1	2,266.1
Depreciation and amortization	95.7	102.7	392.6	365.2

Total expenses	3,270.6	2,739.0	10,487.4	8,594.5

Operating income	977.7	827.3	2,935.7	2,766.6
Interest expense, net	(124.3)	(125.0)	(464.1)	(442.2)
Gain on sale of equity investment	—	—	151.0	—
Other items, net	9.1	(9.6)	(43.4)	(14.0)

Earnings from continuing operations before provision for income taxes, equity in earnings (loss) and minority interest	862.5	692.7	2,579.2	2,310.4
Provision for income taxes	(302.0)	(207.8)	(929.0)	(736.9)
Equity in earnings (loss) of affiliated companies, net of tax	(7.5)	3.9	0.2	7.3
Minority interest, net of tax	(7.7)	(9.7)	(20.2)	(14.0)

Net earnings from continuing operations	545.3	479.1	1,630.2	1,566.8
Discontinued operations, net of tax	14.2	1.7	207.9	25.3

Net earnings	$559.5	$480.8	$1,838.1	$1,592.1

Basic earnings per share amounts:
Earnings per share, continuing operations	$0.84	$0.69	$2.42	$2.19
Earnings per share, discontinued operations	$0.02	$0.00	$0.31	$0.04
Net earnings per share	$0.86	$0.69	$2.73	$2.23

Diluted earnings per share:
Earnings per share, continuing operations	$0.83	$0.69	$2.41	$2.19
Earnings per share, discontinued operations	$0.03	$0.00	$0.31	$0.03
Net earnings per share	$0.86	$0.69	$2.72	$2.22

Weighted average number of common shares outstanding:
Basic	651.8	696.8	674.1	715.2
Diluted	653.3	697.9	675.6	716.2

VIACOM INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006
(in millions, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$920.2	$705.8
Receivables (includes retained interests in securitizations)	2,617.1	2,236.1
Inventory	727.0	622.9
Deferred tax assets, net	247.6	257.6
Prepaid and other assets	320.7	352.5
Assets held for sale	—	36.2

Total current assets	4,832.6	4,211.1

Property and equipment, net	1,195.6	1,204.9
Inventory	4,107.7	3,783.8
Goodwill	11,375.4	11,137.0
Intangibles, net	684.0	817.2
Other assets	708.8	565.2
Assets held for sale	—	77.5

Total assets	$22,904.1	$21,796.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$496.6	$449.2
Accrued expenses	1,563.3	1,535.0
Participants’ share, residuals and royalties payable	1,545.3	1,225.3
Program rights obligations	369.7	369.8
Deferred revenue	406.1	364.5
Financing obligations	186.6	63.9
Other liabilities	705.8	539.1
Liabilities held for sale	—	70.0

Total current liabilities	5,273.4	4,616.8

Financing obligations	8,059.5	7,584.0
Program rights obligations	533.0	505.5
Participants’ share, residual and royalties payable	285.2	383.9
Deferred tax liabilities, net	104.7	68.9
Other liabilities	1,500.4	1,426.0
Liabilities held for sale	—	18.4
Minority interests	36.7	27.0

Commitments and contingencies

Stockholders’ equity:
Class A Common Stock, par value $0.001, 375.0 authorized; 57.4 and 59.7 outstanding, respectively	0.1	0.1
Class B Common Stock, par value $0.001, 5,000.0 authorized; 587.4 and 633.5 outstanding, respectively	0.6	0.6
Additional paid-in capital	8,079.3	7,872.4
Treasury stock	(4,502.4)	(2,345.1)
Retained earnings	3,407.1	1,592.1
Accumulated other comprehensive income	126.5	46.1

Total stockholders’ equity	7,111.2	7,166.2

Total liabilities and stockholders’ equity	$22,904.1	$21,796.7

VIACOM INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

The following tables reconcile the Company’s results for the full year and quarter ended December 31, 2007 and 2006, respectively, to adjusted results that exclude the impact of restructuring activities, the realized gain on the sale of the Company’s non-controlling interest in MTV Russia, an impairment charge associated with the write-down of Amp’d Mobile and net discrete tax benefits. The Company uses adjusted operating income, adjusted net earnings from continuing operations and adjusted diluted earnings per share from continuing operations, among other things, to evaluate the Company’s operating performance in the absence of these items and for planning and forecasting of future periods. The Company believes that the exclusion of these items is relevant and useful information for investors because it allows investors to view performance in a manner similar to the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies. Since adjusted operating income, adjusted net earnings from continuing operations and adjusted diluted earnings per share from continuing operations are not measures of performance in accordance with GAAP, they should not be considered in isolation of, or as a substitute for operating income, net earnings from continuing operations and diluted earnings per share from continuing operations as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

	Quarter Ended December 31, 2007
(in millions, except per share amounts)	Operating Income	Pre-tax Earnings(5)	Net Earnings from Continuing Operations(6)	Diluted Earnings per share from Continuing Operations
Reported results	$977.7	$862.5	$545.3	$0.83
Adjustments:
Media Networks restructuring activities(1)	7.4	7.4	4.7	0.01

Adjusted results	$985.1	$869.9	$550.0	$0.84

	Year Ended December 31, 2007
(in millions, except per share amounts)	Operating Income	Pre-tax Earnings(5)	Net Earnings from Continuing Operations(6)	Diluted Earnings per share from Continuing Operations
Reported results	$2,935.7	$2,579.2	$1,630.2	$2.41
Adjustments:
Media Networks restructuring activities(1)	77.5	77.5	49.1	0.07
Discrete tax benefits (2)	—	—	(15.0)	(0.02)
Gain on sale of equity investment(3)	—	(151.0)	(95.7)	(0.14)
Impairment of investment(4)	—	36.0	22.8	0.04

Adjusted results	$3,013.2	$2,541.7	$1,591.4	$2.36

(in millions, except per share amounts)	Quarter Ended December 31, 2006
	Operating Income	Pre-tax Earnings(5)	Net Earnings from Continuing Operations(6)	Diluted Earnings per share from Continuing Operations
Reported results	$827.3	$692.7	$479.1	$0.69
Adjustments:
Net compensation charges(7)	11.3	11.3	8.0	0.01
Media Networks international restructuring activities(1)	14.7	14.7	9.1	0.01
Discrete tax benefits(2)	—	—	(42.0)	(0.06)

Adjusted results	$853.3	$718.7	$454.2	$0.65

(in millions, except per share amounts)	Year Ended December 31, 2006
	Operating Income	Pre-tax Earnings(5)	Net Earnings from Continuing Operations(6)	Diluted Earnings per share from Continuing Operations
Reported results	$2,766.6	$2,310.4	$1,566.8	$2.19
Adjustments:
Net compensation charges(7)	73.3	73.3	45.5	0.06
Media Networks international restructuring activities(1)	14.7	14.7	9.1	0.01
Discrete tax benefits(2)	—	—	(141.8)	(0.19)

Adjusted results	$2,854.6	$2,398.4	$1,479.6	$2.07

(1)	Media Networks restructuring charges, principally severance, affecting MTV Networks domestic and international operations.
(2)	The Company recognized net discrete tax benefits of $15 million for the full year ended December 31, 2007. Discrete tax benefits of $142 million and $42 million were recognized for the full year and quarter ended December 31, 2006. The discrete tax benefits in both years were principally as a result of audit settlements.
(3)	The Company sold its non-controlling investment in MTV Russia for $191 million and recognized a pre-tax gain of $151 million.
(4)	The Company recorded a pre-tax impairment charge of $36 million to write off its investment in Amp’d Mobile which filed for bankruptcy.
(5)	Pre-tax earnings represents earnings from continuing operations before provision for income taxes, equity in earnings and minority interest.
(6)	Net earnings from continuing operations include an adjustment for the provision for income taxes calculated using the applicable rates in effect for the period presented.
(7)	The Company recorded net compensation charges of $73 million and $11 million, respectively, for the full year and quarter ended December 31, 2006, principally relating to the resignation of the former President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer.